Exhibit 10.55
UICI RESTATED AND AMENDED 1987
STOCK OPTION PLAN (NON-QUALIFIED)
[As amended and restated effective March 16, 2005]
Purpose
     The UICI 1987 Restated and Amended 1987 Stock Option Plan (the “Plan”) was originally established December 3, 1987. Its purpose is (a) to aid UICI (the “Company”) in securing and retaining individuals of outstanding ability, including key personnel who are or may be employed by the Company or its subsidiaries, non-employee Directors of the Company or its subsidiaries, and non-employee individuals who contribute to the success and growth of the Company by the performance of past, present or future services to the Company and/or its subsidiaries; and (b) to provide additional motivation to such persons to exert their best efforts on behalf of the Company.
Stock Subject to the Plan
     The number of shares of Common Stock of the Company for which options may be granted under the Plan was initially set at 4,000,000 shares, of which, as of March 16, 2005, 2,450,000 shares remain available to be subject to options that may be granted under the Plan. Shares issuable upon exercise of options granted hereunder may consist, in whole or in part, of unissued shares or treasury shares. Any option granted pursuant to the Plan shall be forfeited to the extent that it fails by its terms to become exercisable or is not otherwise exercised before its expiration. If a participant forfeits options under the term of the Plan, then the shares reserved for such forfeited options revert to the Plan and are available to be issued again.
Administration
     The Plan is administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company. Each member of the Committee shall constitute a “non-employee director” of the Company (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Committee shall have the sole authority to name new optionees and to grant shares to any optionees, including increasing the number of shares available to any existing optionee, as the Committee in its sole discretion deems appropriate.
Eligibility
     Each option is granted in consideration of each optionee’s:
     (i) being or agreeing to become an employee, officer or director of the Company and/or its subsidiaries; or

     (ii) being or agreeing to become a non-employee director of the Company and/or its subsidiaries; or
     (iii) performing or agreeing to perform services, on a non-employee or independent contract basis, for an on behalf of the Company and/or its subsidiaries.
Terms and Conditions of Stock Options
(a) Maximum Shares Per Optionee. The maximum number of options that may be granted to any one eligible optionee is limited to 750,000. The maximum number includes all options previously issued, outstanding, cancelled and reissued, exercised or expired.
(b) Option Price. The option price shall be not less than the closing price at which the Common Stock of the Company traded on the date the option was granted. If the stock was not traded on the date the option was granted, then the option price is determined by using the closing price for the stock on the last trading date preceding the date the option was granted.
(c) Duration and Expiration of Options. The Committee shall fix the term or duration of options, provided that such term shall not exceed five (5) years from the date the option is granted, and provided, further, that such term shall be subject to earlier termination pursuant to the provisions of subparagraph (h)(5) of the Plan. No option shall be exercisable after the Expiration Date, except as otherwise provided in paragraph (h) below. The “Expiration Date” shall be the ninetieth (90th) day following the last day of the term of an option.
(d) Exercise of Options. The Committee shall determine the time or times at which options may be exercised; provided that such time or times shall not occur before the latest of (i) the first anniversary of the date on which the option was initially granted and (ii) the effectiveness of any registration statement required to be filed under the Securities Act of 1933 for the registration of the Common Stock to be issued upon exercise of the option.
(e) How Options are Exercised. Each option shall be exercised by giving written notice to the Company specifying the number of shares to be purchased and accompanied by payment as described in (f) below. No optionee shall have any rights to dividends or other rights of a stockholder with respect to shares subject to the option until written notice of exercise of the option has been given to the Company, and payment in full for such shares has been made.
(f) Payment Upon Exercise of Options. Upon exercise of an option, the option price for the shares to be purchased shall be paid for, at the election of the optionee:
     (1) In cash;

     (2) By tendering shares of previously-owned Common Stock that have been held by the optionee for at least six months with a fair market value (calculated at the closing price at which the Common Stock traded on the day of tender) equal to the total exercise price;
     (3) By a recourse loan from the Company to the optionee for the amount of the total exercise price. The terms of the note or loan agreement shall be determined by the Committee, interest shall not exceed prime plus 1% at the time of the loan, and the principal and interest shall not be due thereunder until at least the end of the twelfth (12th) month after the date of the loan or one (1) month after termination of employment, whichever is earlier; or
     (4) By any combination of the above.
(g) Withholding Taxes. Exercise of an option under the Plan is contingent on the optionee’s satisfaction of all applicable withholding taxes with respect to such exercise. Such taxes shall be paid (i) in cash, (ii) by having the Company withhold a number of the optioned shares sufficient to satisfy the Company’s minimum statutory federal, state, local and employment tax withholding obligations with respect to the option exercise, (iii) by the optionee’s tender of previously-owned shares of Common Stock (valued at the closing price of the Common Stock on the tender date); provided, however, tender of previously-owned shares to pay withholding taxes in excess of the Company’s minimum statutory withholding obligation shall be permitted only if the optionee has owned such shares at least six months, or (iv) in any combination of the foregoing, provided that the Committee determines such payment will not result in a charge to earnings for financial accounting purposes.
(h) Accelerated Exercisability Upon Certain Events.
(1)	Permanent Disability. If prior to the Expiration Date an optionee becomes permanently disabled, the options, to the extent not previously exercised, shall immediately become 100% exercisable. Such options may thereafter be exercised in full at any time within three hundred sixty-five (365) days after the date of such date of permanent disability.

(2)	Death. If prior to the Expiration Date an optionee shall die, the options, to the extent not previously exercised, shall immediately become 100% exercisable. Such options may thereafter be exercised in full by the legal representative of the estate or by the legatee of the optionee under a last will at any time within three hundred sixty-five (365) days after the date of the optionee’s death.

(3)	Change of Control. In the event of a Change of Control of the Company, the options, to the extent not previously exercised, shall immediately become 100% exercisable. Such options may thereafter be exercised in full within ninety (90) days following the Change of Control. For purposes herein, a “Change of Control” shall have occurred at any date that any person (or any person and affiliates of such person), other than Ronald L. Jensen, his spouse, his adult children, or any trust controlled by such persons, shall have acquired the beneficial ownership, directly or indirectly, of more than 25% of the Company’s outstanding voting stock.

(4)	Retirement. If an optionee retires as an employee of the Company, having reached the age of at least sixty-five (65) and having been an employee of the Company for not less than ten (10) years, then the options, to the extent not previously exercised, shall immediately become 100% exercisable. Such options may thereafter be exercised in full within ninety (90) days of the date of the optionee’s retirement date.

(5)	Termination for any Other Reason. If an optionee who is an employee, officer or director of the Company and/or its subsidiaries terminates employment for any reason other than death or permanent disability, or if a non-employee director of the Company and/or its subsidiaries ceases to be a director of such company for any reason other than death or permanent disability, or other non-employee optionee ceases to perform services for or on behalf of the Company for any reason other than death or permanent disability, the unexercised options may thereafter be exercised within the earlier of (i) ninety (90) days after the date of such termination or cessation or (ii) the Expiration Date, but only to the extent they were exercisable at the time of such termination.

However, in the event of termination of employment or cessation of association for any reason other than death or permanent disability, the Committee, in its sole and absolute discretion, may determine that options previously granted shall not expire and be forfeited for reason of such termination of employment or cessation of association, but shall continue to be exercisable as set forth in this paragraph 5. The Committee may take into account, on an individual basis as to each optionee, the nature of the services rendered by the optionee, the optionee’s past, present or potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. Nothing in this paragraph shall be deemed to give any optionee an absolute right hereunder.
(i) Options Not Transferable. The option by its terms shall be personal and shall not be transferable by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by the optionee, or by a duly appointed legal representative.
Stock Restrictions
     The Company agrees that it shall register the shares for which options are granted hereunder with the Securities and Exchange Commission and shall take all other reasonable actions necessary to allow for the unrestricted transfer by the optionees of shares optioned hereunder, to the extent permitted under applicable law. Registration shall be within one year after exercise of the option.
Leave of Absence
     For the purpose of the Plan a leave of absence, duly authorized in writing by the Company and which leave of absence is recognized in writing by the Committee, shall not be deemed a termination of relationship with the Company.
Rights of Optionees
(a)	No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan.

(b)	Nothing contained in the Plan shall be deemed to give any optionee the right to a continuance of any relationship with the Company or its subsidiaries.
Changes in Capital
     If the outstanding Common Stock of the Company subject to the Plan shall at any time be changed or exchanged by a declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number and kind of shares subject to this Plan and the option prices shall be appropriately and equitably adjusted so as to maintain the option price thereof. In the event of a dissolution or liquidation of the Company or a merger, consolidation, sale of all or substantially all of its assets, or any other corporate reorganization in which the Company is not the surviving corporation, or any merger in which the Company is the surviving corporation but the holders of its Common Stock receive securities of another corporation, there shall be substituted for any outstanding options hereunder a new option of the surviving corporation, pursuant to which optionees shall receive not less than substantially the same economic benefit as they would have received under the Plan. The existence of the Plan or options hereunder shall not in any way prevent any transaction described herein, and no holder of an option shall have the right to prevent any such transaction.
Use of Proceeds
     Proceeds from the sale of shares pursuant to the options granted under this Plan shall constitute general funds of the Company.
Amendments
     The Board of Directors of the Company, in its sole discretion, may discontinue the Plan at any time, but may amend or alter the Plan only upon the recommendation of and pursuant to the recommendation of the Committee. No amendment, alteration or discontinuation shall be made which would impair the rights of any holder of an option theretofore granted, without the optionee’s consent.

AMENDMENT NO. 1 TO
HEALTHMARKETS, INC.
RESTATED AND AMENDED
1987 STOCK OPTION PLAN
(NON-QUALIFIED)
[As amended and restated effective March 16, 2005]
[AS ADOPTED BY THE BOARD OF DIRECTORS EFFECTIVE MAY 3, 2007]
     WHEREAS, the Company maintains the 1987 Stock Option Plan (the “1987 Plan”) pursuant to which options to purchase shares of Class A-1 Common Stock, par value $0.01 per share, have been granted to certain individuals (the “Options”);
     WHEREAS, the 1987 Plan provides that the Options under the 1987 Plan shall be adjusted to maintain the Option price in the event of certain corporate transactions, but the payment of an extraordinary cash dividend is not one of the enumerated corporate transactions;
     WHEREAS, the Board wishes to amend the 1987 Plan to provide that the Options under the 1987 Plan shall be adjusted in an equitable and/or appropriate manner in the event of the payment of an extraordinary cash dividend;
     NOW, THEREFORE, BE IT RESOLVED, that the following sentence shall be added to the end of the section of the 1987 Plan entitled “Changes in Capital”:
“In the event of an extraordinary cash dividend, the Company may make such adjustments to options granted under the Plan as it shall, in its sole discretion, determine are equitable and/or appropriate.”
so that said section shall read in its entirety as follows:
“Changes in Capital
      “If the outstanding Common Stock of the Company subject to the Plan shall at any time be changed or exchanged by a declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number and kind of shares subject to this Plan and the option prices shall be appropriately and equitably adjusted so as to maintain the option price thereof. In the event of a dissolution or liquidation of the Company or a merger, consolidation, sale of all or substantially all of its assets, or any other corporate reorganization in which the Company is not the surviving corporation, or any merger in which the Company is the surviving corporation but the holders of its Common Stock receive securities of another corporation, there shall be substituted for any outstanding options hereunder a new option of the surviving corporation, pursuant to which optionees shall receive not less than substantially the same economic benefit as they would have received under the Plan. The existence of the Plan or options hereunder shall not in any way prevent any transaction described herein, and no holder of an option shall have the right to prevent any such transaction. In the event of an extraordinary cash dividend, the Company may make such adjustments to options granted under the Plan as it shall, in its sole discretion, determine are equitable and/or appropriate.”